EXHIBIT 99.1

Financial Contact:	James S. Gulmi (615) 367-8325
Media Contact:	Claire S. McCall (615) 367-8283
DENNIS NAMED PRESIDENT OF GENESCO
—Pennington Continues as Company’s Chairman and Chief Executive Officer—
NASHVILLE, Tenn., Oct. 26, 2006 -— Genesco Inc. (NYSE: GCO) Chairman and Chief Executive Officer Hal N. Pennington announced the appointment of Robert J. Dennis as president of the Company, adding to his current responsibilities as chief operating officer. In addition, Dennis was elected a director of Genesco.
     Dennis was named executive vice president and chief operating officer of Genesco in October 2005. He had previously served as chief executive officer of Hat World Corporation since 2001. Following the Company’s acquisition of Hat World in April 2004, he was named a senior vice president of Genesco in June 2004.
     Pennington, who continues as chairman and chief executive officer, said that Dennis would assume responsibility for operational support functions including corporate administration, human resources, real estate and information systems, in addition to his oversight of the Company’s operating divisions. Other corporate staff functions will continue to report directly to Pennington.
     “Over the past year, Bob has demonstrated his talent and leadership through his involvement with the Company’s operating divisions,” said Pennington. “Bob and I have worked well together and I look forward to continuing to work with him and with the whole Genesco management team on a day-to-day basis, as we seek to sustain and enhance the Company’s forward momentum and achieve our goals for growth.”
     A 22-year retail veteran, Dennis’ experience includes a senior position with Asbury Automotive from 1997 to 1999. From 1984 to 1997, he was with McKinsey & Company, an international consulting firm, where he was a partner and a leader of the North American Retail Practice. Dennis holds a master of business administration degree, with distinction, from the

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Harvard Business School, with a focus on consumer marketing, and bachelor’s and master’s degrees in biochemical engineering and organic chemistry, with honors, from Rensselaer Polytechnic Institute.
     Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 1,850 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Zone, Cap Factory, Head Quarters and Cap Connection, and on internet websites www.journeys.com, www.journeyskidz.com, www.undergroundstation.com, www.johnstonmurphy.com, www.lids.com, www.hatworld.com, and www.lidscyo.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers and Perry Ellis brands. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.

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